UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2022

ADT Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38352	47-4116383
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 Yamato Road

Boca Raton, Florida 33431

(Address of principal executive offices)

(561) 988-3600

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADT	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

On September 15, 2022, Prime Security Services Borrower, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of ADT Inc. (the “Company”), as borrower (the “Borrower”), and The ADT Security Corporation, a Delaware corporation and a wholly owned direct subsidiary of the Borrower (“ADTSC”, and together with the Borrower, the “Borrowers”), entered into a debt commitment letter (the “Commitment Letter”) with Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, BNP Paribas, Mizuho Bank, Ltd., MUFG Bank, Ltd., Citizens Bank, N.A., Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Barclays Bank PLC, ING Capital LLC and Credit Suisse AG, New York Branch (collectively, the “Banks”), pursuant to which the Banks have committed, at the option of the Borrowers (in their sole discretion) and subject to the satisfaction or waiver of customary conditions, to, on or before March 15, 2023 (the “Commitment Termination Date”), provide the Borrowers up to an aggregate principal amount of $600 million of term loans under a senior secured term loan A facility (the “Term Loan A Facility”) under a term loan credit agreement (the “Credit Agreement”), the form of which is attached as Exhibit A to the Commitment Letter. The Borrowers may, but are not required to, execute the Credit Agreement and incur indebtedness under the Term Loan A Facility, and at the option of the Borrowers the commitments set forth in the Commitment Letter may be terminated at any time prior to the Commitment Termination Date. The proceeds of any borrowings under the Term Loan A Facility are required to be used to redeem a portion of ADTSC’s 4.125% senior notes due 2023.

The Term Loan A Facility will have a maturity date of five years from the date of the execution of the Credit Agreement and the initial funding of the Term Loan A Facility thereunder, subject to a springing maturity of 91 days prior to the maturity date of certain long-term indebtedness of the Borrower and its subsidiaries if, on such date, the aggregate principal amount of such indebtedness equals or exceeds $100 million. The Term Loan A Facility will require scheduled amortization payments in annual amounts equal to 5.0% of the original principal amount of the Term Loan A Facility, payable quarterly, with the balance payable at maturity. The Borrowers may make voluntary prepayments of borrowings under the Term Loan A Facility at any time prior to maturity at par.

Borrowings under the Term Loan A Facility, if any, will bear interest at a rate equal to, at the Borrower’s option, either (a) a term SOFR rate plus an adjustment of 0.10% or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the United States and (iii) the one-month adjusted term SOFR plus 1.00% per annum, in each case, plus an applicable margin of 2.50% per annum for SOFR loans and 1.50% per annum for base rate loans, subject to adjustments based on certain specified net first lien leverage ratios.

Indebtedness incurred under the Term Loan A Facility will be guaranteed, jointly and severally, on a senior secured first-priority basis, by Prime Security Services Holdings, LLC, a Delaware limited liability company and the direct parent of the Borrower (“Holdings”), on a limited recourse basis, and by substantially all of the Borrower’s wholly owned material domestic subsidiaries, and will be secured by a pledge of the Borrower’s capital stock directly held by Holdings and by first-priority security interests in substantially all of the assets of the Borrower and the subsidiary guarantors, in each case subject to certain permitted liens and exceptions. The Term Loan A Facility will be subject to customary mandatory prepayment provisions, covenants and restrictions, including a financial maintenance covenant requiring the Borrowers to comply as of the last day of each fiscal quarter with a specified maximum consolidated net first lien leverage ratio.

The foregoing description of the Term Loan A Facility and the Commitment Letter does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Commitment Letter, a copy of which is filed as Exhibit 10.1, and the full text of the Credit Agreement, a copy of which is attached as Exhibit A to the Commitment Letter, each of which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Commitment Letter by and among Prime Security Services Borrower, LLC, The ADT Security Corporation, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, BNP Paribas, Mizuho Bank, Ltd., MUFG Bank, Ltd., Citizens Bank, N.A., Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, Barclays Bank PLC, ING Capital LLC and Credit Suisse AG, New York Branch, dated as of September 15, 2022
104	Cover page Interactive Data File (embedded with the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2022	ADT Inc.

	By:	/s/ Richard S. Mattessich
Richard S. Mattessich
Vice President & Deputy General Counsel, Corporate and Securities

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